EXHIBIT (A)(1)(v)
OFFER TO REPURCHASE
up to 22,350,747 of the Issued and Outstanding Shares of Common Stock
of
The Korea Fund, Inc.
at 98% of Net Asset Value Per Share
by
The Korea Fund, Inc.
in Exchange for Portfolio Securities of The Korea Fund, Inc.
THE OFFER TO REPURCHASE WILL EXPIRE AT 5:00 P.M., EASTERN TIME ON AUGUST 19, 2005, UNLESS THE OFFER IS EXTENDED.
THIS OFFER IS SUBJECT TO IMPORTANT TERMS AND CONDITIONS, INCLUDING THE CONDITIONS LISTED IN THE OFFER TO REPURCHASE UNDER “CERTAIN CONDITIONS OF THE OFFER.”
To Our Clients:
      Enclosed for your consideration is the Offer to Repurchase, dated July 8, 2005 (the “Offer to Repurchase”), of The Korea Fund, Inc., a non-diversified, closed-end management investment company incorporated under the laws of the state of Maryland (the “Fund”), and a related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), pursuant to which the Fund is offering to repurchase up to 22,350,747 (approximately 50%) of its issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”). As of July 5, 2005, 44,701,493 Shares were outstanding. The offer is to purchase Shares in exchange for a pro rata portion of the Fund’s portfolio securities (other than securities that are not publicly traded, which would need to be registered under the Securities Act of 1933, as amended, if distributed in the repurchase, that may not be held other than by Korean holders, or that involve the assumption of contractual obligations or trading restrictions) (the “Portfolio Securities”) held in the Fund’s investment portfolio, subject to adjustment for fractional shares and odd lots, at a price equal to 98% of the net asset value (“NAV”) per Share determined as of the close of the regular trading session of the New York Stock Exchange (the “NYSE”), the principal market in which the Shares are traded, on the business day after the day the offer expires (the “Repurchase Pricing Date”). The Offer is being made upon the terms and subject to the conditions set forth in the Offer to Repurchase and the related Letter of Transmittal. The Offer will expire at 5:00 p.m., Eastern time on August 19, 2005, unless extended.
      The Offer to Repurchase and the Letter of Transmittal are being forwarded to you for your information only and cannot be used by you to tender Shares held by us for your account. We are the holder of record of Shares held for your account. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND ONLY PURSUANT TO YOUR INSTRUCTIONS.
      Your attention is called to the following:

(1) The purchase price to be paid for the Shares is an amount per Share equal to a pro rata portion of the Fund’s Portfolio Securities, subject to adjustment for fractional shares and odd lots, at a price equal to 98% of the NAV per Share determined as of the close of the regular trading session of the NYSE on the Repurchase Pricing Date.

(2) The Offer is not conditioned upon any minimum number of Shares being tendered.

(3) Upon the terms and subject to the conditions of the Offer, the Fund will purchase all Shares validly tendered on or prior to the Expiration Date.

(4) No fees or commission will be payable to the Fund in connection with the Offer. Except as mandated in Instruction 7, “Korean Securities Transaction Tax and U.S. Securities Transfer Taxes,” of the Letter of Transmittal, the Fund will pay any securities transfer taxes on the purchase of Shares by the Fund pursuant to the Offer. However, a broker, dealer or other person may charge a fee for processing the transactions on behalf of shareholders.

(5) Your instructions to us should be forwarded in ample time before the Expiration Date to permit us to submit a tender on your behalf.
      An envelope to return your instructions to us is enclosed. YOUR INSTRUCTIONS TO US SHOULD BE FORWARDED AS PROMPTLY AS POSSIBLE IN ORDER TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE OFFER.
      The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with applicable law.
      NEITHER THE FUND NOR ITS BOARD OF DIRECTORS IS MAKING ANY RECOMMENDATION TO ANY SHAREHOLDER WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES IN THE OFFER. EACH SHAREHOLDER IS URGED TO READ AND EVALUATE THE OFFER AND ACCOMPANYING MATERIALS CAREFULLY.

Very Truly Yours,

The Korea Fund, Inc.

2

INSTRUCTIONS
      The undersigned acknowledge(s) receipt of your letter, and the enclosed Offer, dated July 8, 2005, relating to The Korea Fund, Inc. (the “Fund”), to purchase up to 22,350,747 shares of its issued and outstanding common stock, par value $0.01 per share (the “Shares”).
      This will instruct you to tender to the Fund the number of Shares indicated below (which are held by you for the account of the undersigned), upon the terms and subject to the conditions set forth in the Offer that you have furnished to the undersigned.
AGGREGATE NUMBER OF SHARES TO BE TENDERED:
                     SHARES
ENTER NUMBER OF SHARES TO BE TENDERED.
ODD LOTS
      This section is to be completed ONLY if Shares are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of not more than 99 Shares. The undersigned:

☐	Is the beneficial or record owner of an aggregate of not more than 99 Shares, all of which are being tendered; and, hereby represents that the above indicated information is true and correct as to the undersigned.
SIGN HERE

Account Number:	Signature:

Dated:

Please print name(s) and address(es)

Daytime Area Code and Tel. No.

Taxpayer Identification No. or Social Security No.

3

Instructions for Form
W-8BEN
(Rev. January 2003)
(Use with the December 2000 revision of Form W-8BEN.)
Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding
Section references are to the Internal Revenue Code unless otherwise noted.

General Instructions
Note: For definitions of terms used throughout these instructions, see Definitions on pages 2 and 3.
A change to note. We added Nonresident alien who becomes a resident alien to the instructions for line 10 on page 5. This new section requires the use of Form W-9 in certain circumstances. See page 5 for details.
Purpose of form. Foreign persons are subject to U.S. tax at a 30% rate on income they receive from U.S. sources that consists of:
•  Interest (including certain original issue discount (OID));
•  Dividends;
•  Rents;
•  Royalties;
•  Premiums;
•  Annuities;
•  Compensation for, or in expectation of, services performed;
•  Substitute payments in a securities lending transaction; or
•  Other fixed or determinable annual or periodical gains, profits, or income.
    This tax is imposed on the gross amount paid and is generally collected by withholding on that amount. A payment is considered to have been made whether it is made directly to the beneficial owner or to another person, such as an intermediary, agent, or partnership, for the benefit of the beneficial owner.
    If you receive certain types of income, you must provide Form W-8BEN to:
•  Establish that you are not a U.S. person;
•  Claim that you are the beneficial owner of the income for which Form W-8BEN is being provided; and
•  If applicable, claim a reduced rate of, or exemption from, withholding as a resident of a foreign country with which the United States has an income tax treaty.
    You may also be required to submit Form W-8BEN to claim an exception from domestic information reporting and backup withholding for certain types of income that are not subject to foreign-person withholding. Such income includes:
•  Broker proceeds.
•  Short-term (183 days or less) original issue discount (OID).
•  Bank deposit interest.
•  Foreign source interest, dividends, rents, or royalties.
•  Proceeds from a wager placed by a nonresident alien individual in the games of blackjack, baccarat, craps, roulette, or big-6 wheel.
    You may also use Form W-8BEN to certify that income from a notional principal contract is not effectively connected with the conduct of a trade or business in the United States.
    A withholding agent or payer of the income may rely on a properly completed Form W-8BEN to treat a payment associated with the Form W-8BEN as a payment to a foreign person who beneficially owns the amounts paid. If applicable, the withholding agent may rely on the Form W-8BEN to apply a reduced rate of withholding at source.
    Provide Form W-8BEN to the withholding agent or payer before income is paid or credited to you. Failure to provide a Form W-8BEN when requested may lead to withholding at a 30% rate (foreign-person withholding) or the backup withholding rate.
Note: For additional information and instructions for the withholding agent, see the Instructions for the Requester of Forms W-8BEN, W-8ECI, W-8EXP, and W-8IMY.
Who must file. You must give Form W-8BEN to the withholding agent or payer if you are a foreign person and you are the beneficial owner of an amount subject to withholding. Submit Form W-8BEN when requested by the withholding agent or payer whether or not you are claiming a reduced rate of, or exemption from, withholding.
    Do not use Form W-8BEN if:
•  You are a U.S. citizen (even if you reside outside the United States) or other U.S. person (including a resident alien individual). Instead, use Form W-9, Request for Taxpayer Identification Number and Certification.
•  You are a disregarded entity with a single owner that is a U.S. person and you are not a hybrid entity claiming treaty benefits. Instead, provide Form W-9.
•  You are a nonresident alien individual who claims exemption from withholding on compensation for independent or dependent personal services performed in the United States. Instead, provide Form 8233, Exemption from Withholding on Compensation for Independent (and Certain Dependent) Personal Services of a Nonresident Alien Individual, or Form W-4, Employee’s Withholding Allowance Certificate.
•  You are receiving income that is effectively connected with the conduct of a trade or business in the United States. Instead, provide Form W-8ECI, Certificate of Foreign Person’s Claim for Exemption From Withholding

on Income Effectively Connected With the Conduct of a Trade or Business in the United States. If any of the income for which you have provided a Form W-8BEN becomes effectively connected, this is a change in circumstances and Form W-8BEN is no longer valid. You must file Form W-8ECI. See Change in circumstances below.
•  You are filing for a foreign government, international organization, foreign central bank of issue, foreign tax-exempt organization, foreign private foundation, or government of a U.S. possession claiming the applicability of section 115(2), 501(c), 892, 895, or 1443(b). Instead, provide Form W-8EXP, Certificate of Foreign Government or Other Foreign Organization for United States Tax Withholding. However, you should use Form W-8BEN if you are claiming treaty benefits or are providing the form only to claim you are a foreign person exempt from backup withholding. You should use Form W-8ECI if you received effectively connected income (for example, income from commercial activities).
•  You are a foreign flow-through entity, other than a hybrid entity, claiming treaty benefits. Instead, provide Form W-8IMY, Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding. However, if you are a partner, beneficiary, or owner of a flow-through entity and you are not yourself a flow-through entity, you may be required to furnish a Form W-8BEN to the flow-through entity.
•  You are a reverse hybrid entity transmitting beneficial owner documentation provided by your interest holders to claim treaty benefits on their behalf. Instead, provide Form W-8IMY.
•  You are a withholding foreign partnership or a withholding foreign trust. A withholding foreign partnership or a withholding foreign trust is a foreign partnership or trust that has entered into a withholding agreement with the IRS under which it agrees to assume primary withholding responsibility for each partner’s, beneficiary’s, or owner’s distributive share of income subject to withholding that is paid to the partnership or trust. Instead, provide Form W-8IMY.
•  You are acting as an intermediary (that is, acting not for your own account, but for the account of others as an agent, nominee, or custodian). Instead, provide Form W-8IMY.
Giving Form W-8BEN to the withholding agent. Do not send Form W-8BEN to the IRS. Instead, give it to the person who is requesting it from you. Generally, this will be the person from whom you receive the payment or who credits your account. Give Form W-8BEN to the person requesting it before the payment is made to you or credited to your account. If you do not provide this form, the withholding agent may have to withhold at a 30% rate (foreign-person withholding) or backup withholding rate. If you receive more than one type of income from a single withholding agent for which you claim different benefits, the withholding agent may, at its option, require you to submit a Form W-8BEN for each different type of income. Generally, a separate Form W-8BEN must be given to each withholding agent.
Note: If you own the income or account jointly with one or more other persons, the income or account will be treated by the withholding agent as owned by a foreign person if Forms W-8BEN are provided by all of the owners. If the withholding agent receives a Form W-9 from any of the joint owners, the payment must be treated as made to a U.S. person.
Change in circumstances. If a change in circumstances makes any information on the Form W-8BEN you have submitted incorrect, you must notify the withholding agent or payer within 30 days of the change in circumstances and you must file a new Form W-8BEN or other appropriate form.
    If you use Form W-8BEN to certify that you are a foreign person, a change of address to an address in the United States is a change in circumstances. Generally, a change of address within the same foreign country or to another foreign country is not a change in circumstances. However, if you use Form W-8BEN to claim treaty benefits, a move to the United States or outside the country where you have been claiming treaty benefits is a change in circumstances. In that case, you must notify the withholding agent or payer within 30 days of the move.
    If you become a U.S. citizen or resident after you submit Form W-8BEN, you are no longer subject to the 30% foreign-person withholding rate. You must notify the withholding agent or payer within 30 days of becoming a U.S. citizen or resident. You may be required to provide a Form W-9. For more information, see Form W-9 and instructions.
Expiration of Form W-8BEN. Generally, a Form W-8BEN provided without a U.S. taxpayer identification number (TIN) will remain in effect for a period starting on the date the form is signed and ending on the last day of the third succeeding calendar year, unless a change in circumstances makes any information on the form incorrect. For example, a Form W-8BEN signed on September 30, 2003, remains valid through December 31, 2006. A Form W-8BEN furnished with a U.S. TIN will remain in effect until a change in circumstances makes any information on the form incorrect, provided that the withholding agent reports on Form 1042-S at least one payment annually to the beneficial owner who provided the Form W-8BEN. See the instructions for line 6 on page 4 for circumstances under which you must provide a U.S. TIN.
Definitions
Beneficial owner. For payments other than those for which a reduced rate of withholding is claimed under an income tax treaty, the beneficial owner of income is generally the person who is required under U.S. tax principles to include the income in gross income on a tax return. A person is not a beneficial owner of income, however, to the extent that person is receiving the income as a nominee, agent, or custodian, or to the extent the person is a conduit whose participation in a transaction is disregarded. In the case of amounts paid that do not constitute income, beneficial ownership is determined as if the payment were income.

    Foreign partnerships, foreign simple trusts, and foreign grantor trusts are not the beneficial owners of income paid to the partnership or trust. The beneficial owners of income paid to a foreign partnership are generally the partners in the partnership, provided that the partner is not itself a partnership, foreign simple or grantor trust, nominee or other agent. The beneficial owners of income paid to a foreign simple trust (that is, a foreign trust that is described in section 651(a)) are generally the beneficiaries of the trust, if the beneficiary is not a foreign partnership, foreign simple or grantor trust, nominee or other agent. The beneficial owners of a foreign grantor trust (that is, a foreign trust to the extent that all or a portion of the income of the trust is treated as owned by the grantor or another person under sections 671 through 679) are the persons treated as the owners of the trust. The beneficial owners of income paid to a foreign complex trust (that is, a foreign trust that is not a foreign simple trust or foreign grantor trust) is the trust itself.
    The beneficial owner of income paid to a foreign estate is the estate itself.
Note: A payment to a U.S. partnership, U.S. trust, or U.S. estate is treated as a payment to a U.S. payee that is not subject to 30% foreign-person withholding. A U.S. partnership, trust, or estate should provide the withholding agent with a Form W-9.
Foreign person. A foreign person includes a nonresident alien individual, a foreign corporation, a foreign partnership, a foreign trust, a foreign estate, and any other person that is not a U.S. person. It also includes a foreign branch or office of a U.S. financial institution or U.S. clearing organization if the foreign branch is a qualified intermediary. Generally, a payment to a U.S. branch of a foreign person is a payment to a foreign person.
Nonresident alien individual. Any individual who is not a citizen or resident of the United States is a nonresident alien individual. An alien individual meeting either the “green card test” or the “substantial presence test” for the calendar year is a resident alien. Any person not meeting either test is a nonresident alien individual. Additionally, an alien individual who is a resident of a foreign country under the residence article of an income tax treaty, or an alien individual who is a resident of Puerto Rico, Guam, the Commonwealth of the Northern Mariana Islands, the U.S. Virgin Islands, or American Samoa is a nonresident alien individual. See Pub. 519, U.S. Tax Guide for Aliens, for more information on resident and nonresident alien status.
Note: Even though a nonresident alien individual married to a U.S. citizen or resident alien may choose to be treated as a resident alien for certain purposes (for example, filing a joint income tax return), such individual is still treated as a nonresident alien for withholding tax purposes on all income except wages.
Flow-through entity. A flow-through entity is a foreign partnership (other than a withholding foreign partnership), a foreign simple or foreign grantor trust (other than a withholding foreign trust), or, for payments for which a reduced rate of withholding is claimed under an income tax treaty, any entity to the extent the entity is considered to be fiscally transparent (see below) with respect to the payment by an interest holder’s jurisdiction.
Hybrid entity. A hybrid entity is any person (other than an individual) that is treated as fiscally transparent (see below) in the United States but is not treated as fiscally transparent by a country with which the United States has an income tax treaty. Hybrid entity status is relevant for claiming treaty benefits. See the instructions for line 9c on page 5.
Reverse hybrid entity. A reverse hybrid entity is any person (other than an individual) that is not fiscally transparent under U.S. tax law principles but that is fiscally transparent under the laws of a jurisdiction with which the United States has an income tax treaty. See the instructions for line 9c on page 5.
Fiscally transparent entity. An entity is treated as fiscally transparent with respect to an item of income for which treaty benefits are claimed to the extent that the interest holders in the entity must, on a current basis, take into account separately their shares of an item of income paid to the entity, whether or not distributed, and must determine the character of the items of income as if they were realized directly from the sources from which realized by the entity. For example, partnerships, common trust funds, and simple trusts or grantor trusts are generally considered to be fiscally transparent with respect to items of income received by them.
Disregarded entity. A business entity that has a single owner and is not a corporation under Regulations section 301.7701-2(b) is disregarded as an entity separate from its owner.
Amounts subject to withholding. Generally, an amount subject to withholding is an amount from sources within the United States that is fixed or determinable annual or periodical (FDAP) income. FDAP income is all income included in gross income, including interest (as well as OID), dividends, rents, royalties, and compensation. FDAP income does not include most gains from the sale of property (including market discount and option premiums).
Withholding agent. Any person, U.S. or foreign, that has control, receipt, or custody of an amount subject to withholding or who can disburse or make payments of an amount subject to withholding is a withholding agent. The withholding agent may be an individual, corporation, partnership, trust, association, or any other entity, including (but not limited to) any foreign intermediary, foreign partnership, and U.S. branches of certain foreign banks and insurance companies. Generally, the person who pays (or causes to be paid) the amount subject to withholding to the foreign person (or to its agent) must withhold.

Specific Instructions
Note: A hybrid entity should give Form W-8BEN to a withholding agent only for income for which it is claiming a reduced rate of withholding under an income tax treaty. A reverse hybrid entity should give Form W-8BEN to a withholding agent only for income for which no treaty benefit is being claimed.
Part I
Line 1. Enter your name. If you are a disregarded entity with a single owner who is a foreign person and you are not claiming treaty benefits as a hybrid entity, this form should be completed and signed by your foreign single owner. If the account to which a payment is made or credited is in the name of the disregarded entity, the foreign single owner should inform the withholding agent of this fact. This may be done by including the name and account number of the disregarded entity on line 8 (reference number) of the form. However, if you are a disregarded entity that is claiming treaty benefits as a hybrid entity, this form should be completed and signed by you.
Line 2. If you are a corporation, enter the country of incorporation. If you are another type of entity, enter the country under whose laws you are created, organized, or governed. If you are an individual, enter N/A (for “not applicable”).
Line 3. Check the one box that applies. By checking a box, you are representing that you qualify for this classification. You must check the box that represents your classification (for example, corporation, partnership, trust, estate, etc.) under U.S. tax principles. Do not check the box that describes your status under the law of the treaty country. If you are a partnership or disregarded entity receiving a payment for which treaty benefits are being claimed, you must check the “Partnership” or “Disregarded entity” box. If you are a sole proprietor, check the “Individual” box, not the “Disregarded entity” box.

Only entities that are tax-exempt under section 501 should check the “Tax-exempt organizations” box. Such organizations should use Form W-8BEN only if they are claiming a reduced rate of withholding under an income tax treaty or some code exception other than section 501. Use Form W-8EXP if you are claiming an exemption from withholding under section 501.
Line 4. Your permanent residence address is the address in the country where you claim to be a resident for purposes of that country’s income tax. If you are giving Form W-8BEN to claim a reduced rate of withholding under an income tax treaty, you must determine your residency in the manner required by the treaty. Do not show the address of a financial institution, a post office box, or an address used solely for mailing purposes. If you are an individual who does not have a tax residence in any country, your permanent residence is where you normally reside. If you are not an individual and you do not have a tax residence in any country, the permanent residence address is where you maintain your principal office.
Line 5. Enter your mailing address only if it is different from the address you show on line 4.
Line 6. If you are an individual, you are generally required to enter your social security number (SSN). To apply for an SSN, get Form SS-5 from a Social Security Administration (SSA) office or, if in the United States, you may call the SSA at 1-800-772-1213. Fill in Form SS-5 and return it to the SSA.
    If you do not have an SSN and are not eligible to get one, you must get an individual taxpayer identification number (ITIN). To apply for an ITIN, file Form W-7 with the IRS. It usually takes 4-6 weeks to get an ITIN.
Note: An ITIN is for tax use only. It does not entitle you to social security benefits or change your employment or immigration status under U.S. law.
    If you are not an individual or you are an individual who is an employer or who is engaged in a U.S. trade or business as a sole proprietor, you must enter an employer identification number (EIN). If you do not have an EIN, you should apply for one on Form SS-4, Application for Employer Identification Number. If you are a disregarded entity claiming treaty benefits as a hybrid entity, enter your EIN.
    You must provide a U.S. taxpayer identification number (TIN) if you are:
    1. Claiming an exemption from withholding under section 871(f) for certain annuities received under qualified plans, or
    2. A foreign grantor trust with 5 or fewer grantors, or
    3. Claiming benefits under an income tax treaty.
    However, a U.S. TIN is not required to be shown in order to claim treaty benefits on the following items of income:

•	Dividends and interest from stocks and debt obligations that are actively traded;
•	Dividends from any redeemable security issued by an investment company registered under the Investment Company Act of 1940 (mutual fund);
•	Dividends, interest, or royalties from units of beneficial interest in a unit investment trust that are (or were upon issuance) publicly offered and are registered with the SEC under the Securities Act of 1933; and
•	Income related to loans of any of the above securities.
Note: You may want to obtain and provide a U.S. TIN on Form W-8BEN even though it is not required. A Form W-8BEN containing a U.S. TIN remains valid for as long as your status and the information relevant to the certifications you make on the form remain unchanged provided at least one payment is reported to you annually on Form 1042-S.
Line 7. If your country of residence for tax purposes has issued you a tax identifying number, enter it here. For example, if you are a resident of Canada, enter your Social Insurance Number.
Line 8. This line may be used by the filer of Form W-8BEN or by the withholding agent to whom it is provided to include any referencing information that is useful to the withholding agent in carrying out its obligations. For example, withholding agents who are required to associate the Form W-8BEN with a particular Form W-8IMY may want to use line 8 for a referencing number or code that will make the association clear. A beneficial owner may use line 8 to include the number of the account for which he or she is providing the form. A foreign single owner of a disregarded entity may use line 8 to inform the withholding agent that the account to which a payment is made or credited is in the name of the disregarded entity (see instructions for line 1 starting on page 3).
Part II
Line 9a. Enter the country where you claim to be a resident for income tax treaty purposes. For treaty purposes, a person is a resident of a treaty country if the person is a resident of that country under the terms of the treaty.
Line 9b. If you are claiming benefits under an income tax treaty, you must have a U.S. TIN unless one of the exceptions listed in the line 6 instructions above applies.
Line 9c. An entity (but not an individual) that is claiming a reduced rate of withholding under an income tax treaty must represent that it (a) derives the item of income for which the treaty benefit is claimed and (b) meets the limitation on benefits provisions contained in the treaty, if any.
    An item of income may be derived by either the entity receiving the item of income or by the interest holders in the entity or, in certain circumstances, both. An item of income paid to an entity is considered to be derived by the entity only if the entity is not fiscally transparent under the laws of the entity’s jurisdiction with respect to the item of income. An item of income paid to an entity shall be considered to be derived by the interest holder in the entity only if (a) the interest holder is not fiscally transparent in its jurisdiction with respect to the item of income and (b) the entity is considered to be fiscally transparent under the laws of the interest holder’s jurisdiction with respect to the item of income. An item of income paid directly to a type of entity specifically identified in a treaty as a resident of a treaty jurisdiction is treated as derived by a resident of that treaty jurisdiction.
    If an entity is claiming treaty benefits on its own behalf, it should complete Form W-8BEN. If an interest holder in an entity that is considered fiscally transparent in the interest holder’s jurisdiction is claiming a treaty benefit, the interest holder should complete Form W-8BEN on its own behalf and the fiscally transparent entity should associate the interest holder’s Form W-8BEN with a Form W-8IMY completed by the entity.
Note: An income tax treaty may not apply to reduce the amount of any tax on an item of income received by an entity that is treated as a domestic corporation for U.S. tax purposes. Therefore, neither the domestic corporation nor its shareholders are entitled to the benefits of a reduction of U.S. income tax on an item of income received from U.S. sources by the corporation.
    To determine whether an entity meets the limitation on benefits provisions of a treaty, you must consult the specific provisions or articles under the treaties. Income tax treaties are available on the IRS Web Site at www.irs.gov.
Note: If you are an entity that derives the income as a resident of a treaty country, you may check this box if the applicable income tax treaty does not contain a “limitation on benefits” provision.
Line 9d. If you are a foreign corporation claiming treaty benefits under an income tax treaty that entered into force before January 1, 1987 (and has not been renegotiated) on (a) U.S. source dividends paid to you by another foreign corporation or (b) U.S. source interest paid to you by a U.S. trade or business of another foreign corporation, you must generally be a “qualified resident” of a treaty country. See section 884 for the definition of interest paid by a U.S. trade or business of a foreign corporation (“branch interest”) and other applicable rules.
    In general, a foreign corporation is a qualified resident of a country if one or more of the following applies:

•	It meets a 50% ownership and base erosion test.
•	It is primarily and regularly traded on an established securities market in its country of residence or the United States.
•	It carries on an active trade or business in its country of residence.
•	It gets a ruling from the IRS that it is a qualified resident.
    See Regulations section 1.884-5 for the requirements that must be met to satisfy each of these tests.

If you are claiming treaty benefits under an income tax treaty entered into force after December 31, 1986, do not check box 9d. Instead, check box 9c.
Line 9e. Check this box if you are related to the withholding agent within the meaning of section 267(b) or 707(b) and the aggregate amount subject to withholding received during the calendar year exceeds $500,000. Additionally, you must file Form 8833, Treaty-Based Return Position Disclosure Under Section 6114 or 7701(b).
Line 10
Line 10 must be used only if you are claiming treaty benefits that require that you meet conditions not covered by the representations you make in lines 9a through 9e. However, this line should always be completed by foreign students and researchers claiming treaty benefits. See Scholarship and fellowship grants below for more information.
    Additional examples of persons who should complete this line are:
    1. Exempt organizations claiming treaty benefits under the exempt organization articles of the treaties with Canada, Mexico, Germany, and the Netherlands.
    2. Foreign corporations that are claiming a preferential rate applicable to dividends based on ownership of a specific percentage of stock.
    3. Persons claiming treaty benefits on royalties if the treaty contains different withholding rates for different types of royalties.
    This line is generally not applicable to claiming treaty benefits under an interest or dividends (other than dividends subject to a preferential rate based on ownership) article of a treaty.

Nonresident alien who becomes a resident alien. Generally, only a nonresident alien individual may use the terms of a tax treaty to reduce or eliminate U.S. tax on certain types of income. However, most tax treaties contain a provision known as a “saving clause.” Exceptions specified in the saving clause may permit an exemption from tax to continue for certain types of income even after the recipient has otherwise become a U.S. resident alien for tax purposes. The individual must use Form W-9 to claim the tax treaty benefit. See the instructions for Form W-9 for more information. Also see Nonresident alien student or researcher who becomes a resident alien on page 6 for an example.
Scholarship and fellowship grants. A nonresident alien student (including a trainee or business apprentice) or researcher who receives noncompensatory scholarship or fellowship income may use Form W-8BEN to claim benefits under a tax treaty that apply to reduce or eliminate U.S. tax on such income. No Form W-8BEN is required unless a treaty benefit is being claimed. A nonresident alien student or researcher who receives compensatory scholarship or fellowship income must use Form 8233 to claim any benefits of a tax treaty that apply to that income. The student or researcher must use Form W-4 for any part of such income for which he or she is not claiming a tax treaty withholding exemption. Do not use Form W-8BEN for compensatory scholarship or fellowship income. See Compensation for Dependent Personal Services in the Instructions for Form 8233.
Note: If you are a nonresident alien individual who received noncompensatory scholarship or fellowship income and personal services income (including compensatory scholarship or fellowship income) from the same withholding agent, you may use Form 8233 to claim a tax treaty withholding exemption for part or all of both types of income.
    Completing lines 4 and 9a. Most tax treaties that contain an article exempting scholarship or fellowship grant income from taxation require that the recipient be a resident of the other treaty country at the time of, or immediately prior to, entry into the United States. Thus, a student or researcher may claim the exemption even if he or she no longer has a permanent address in the other treaty country after entry into the United States. If this is the case, you may provide a U.S. address on line 4 and still be eligible for the exemption if all other conditions required by the tax treaty are met. You must also identify on line 9a the tax treaty country of which you were a resident at the time of, or immediately prior to, your entry into the United States.
    Completing line 10. You must complete line 10 if you are a student or researcher claiming an exemption from taxation on your scholarship or fellowship grant income under a tax treaty.
Nonresident alien student or researcher who becomes a resident alien. You must use Form W-9 to claim an exception to a saving clause. See Nonresident alien who becomes a resident alien on page 5 for a general explanation of saving clauses and exceptions to them.
    Example. Article 20 of the U.S.-China income tax treaty allows an exemption from tax for scholarship income received by a Chinese student temporarily present in the United States. Under U.S. law, this student will become a resident alien for tax purposes if his or her stay in the United States exceeds 5 calendar years. However, paragraph 2 of the first protocol to the U.S.-China treaty (dated April 30, 1984) allows the provisions of Article 20 to continue to apply even after the Chinese student becomes a resident alien of the United States. A Chinese student who qualifies for this exception (under paragraph 2 of the first protocol) and is relying on this exception to claim an exemption from tax on his or her scholarship or fellowship income would complete Form W-9.
Part III
If you check this box, you must provide the withholding agent with the required statement for income from a notional principal contract that is to be treated as income not effectively connected with the conduct of a trade or business in the United States. You should update this statement as often as necessary. A new Form W-8BEN is not required for each update provided the form otherwise remains valid.
Part IV
Form W-8BEN must be signed and dated by the beneficial owner of the income, or, if the beneficial owner is not an individual, by an authorized representative or officer of the beneficial owner. If Form W-8BEN is completed by an agent acting under a duly authorized power of attorney, the form must be accompanied by the power of attorney in proper form or a copy thereof specifically authorizing the agent to represent the principal in making, executing, and presenting the form. Form 2848, Power of Attorney and Declaration of Representative, may be used for this purpose. The agent, as well as the beneficial owner, may incur liability for the penalties provided for an erroneous, false, or fraudulent form.
Broker transactions or barter exchanges. Income from transactions with a broker or a barter exchange is subject to reporting rules and backup withholding unless Form W-8BEN or a substitute form is filed to notify the broker or barter exchange that you are an exempt foreign person.
    You are an exempt foreign person for a calendar year in which: (a) you are a nonresident alien individual or a foreign corporation, partnership, estate, or trust; (b) you are an individual who has not been, and does not plan to be, present in the United States for a total of 183 days or more during the calendar year; and (c) you are neither engaged, nor plan to be engaged during the year, in a U.S. trade or business that has effectively connected gains from transactions with a broker or barter exchange.

Paperwork Reduction Act Notice. We ask for the information on this form to carry out the Internal Revenue laws of the United States. You are required to provide the information. We need it to ensure that you are complying with these laws and to allow us to figure and collect the right amount of tax.
    You are not required to provide the information requested on a form that is subject to the Paperwork Reduction Act unless the form displays a valid OMB control number. Books or records relating to a form or its instructions must be retained as long as their contents may become material in the administration of any Internal Revenue law. Generally, tax returns and return information are confidential, as required by section 6103.
    The time needed to complete and file this form will vary depending on individual circumstances. The estimated average time is: Recordkeeping, 5 hr., 58 min.; Learning about the law or the form, 3 hr., 46 min.; Preparing and sending the form to IRS, 4 hr., 2 min.
    If you have comments concerning the accuracy of these time estimates or suggestions for making this form simpler, we would be happy to hear from you. You can write to the Tax Forms Committee, Western Area Distribution Center, Rancho Cordova, CA 95743-0001. Do not send Form W-8BEN to this office. Instead, give it to your withholding agent.

Form W-8BEN (Rev. December 2000) Department of the Treasury Internal Revenue Service	Certificate of Foreign Status of Beneficial Owner

for United States Tax Withholding

- Section references are to the Internal Revenue Code.

- See separate instructions.

- Give this form to the withholding agent or payer. Do not send to the IRS.	OMB No. 1545-1621

Do not use this form for:	Instead, use Form:

• A U.S. citizen or other U.S. person, including a resident alien individual W-9
• A person claiming an exemption from U.S. withholding on income effectively connected with the conduct of a trade or business in the United States W-8ECI
• A foreign partnership, a foreign simple trust, or a foreign grantor trust (see instructions for exceptions) W-8ECI or W-8IMY
• A foreign government, international organization, foreign central bank of issue, foreign tax-exempt organization, foreign private foundation, or government of a U.S. possession that received effectively connected income or that is claiming the applicability of section(s) 115(2), 501(c), 892, 895, or 1443(b) (see instructions) W-8ECI or W-8EXP
Note: These entities should use Form W-8BEN if they are claiming treaty benefits or are providing the form only to claim they are a foreign person exempt from backup withholding.
• A person acting as an intermediary W-8IMY
Note: See instructions for additional exceptions.

 Part I         Identification of Beneficial Owner (See instructions.)

1	Name of individual or organization that is the beneficial owner	2 Country of incorporation or organization

3	Type of beneficial owner:	☐ Individual	☐ Corporation	☐ Disregarded entity	☐ Partnershi	p☐ Simple trust
	☐ Grantor trust	☐ Complex trust	☐ Estate	☐ Government	☐ International organization
	☐ Central bank of issue	☐ Tax-exempt organization	☐ Private foundation

4	Permanent residence address (street, apt. or suite no., or rural route). Do not use a P.O. box or in-care-of address.

	City or town, state or province. Include postal code where appropriate.	Country (do not abbreviate)

5	Mailing address (if different from above)

	City or town, state or province. Include postal code where appropriate.	Country (do not abbreviate)

6	U.S. taxpayer identification number, if required (see instructions)	7 Foreign tax identifying number, if any (optional)
☐ SSN or ITIN ☐ EIN

8	Reference number(s) (see instructions)

 Part II         Claim of Tax Treaty Benefits (if applicable)

9	I certify that (check all that apply):
a	☐	The beneficial owner is a resident of within the meaning of the income tax treaty between the United States and that country.
b	☐	If required, the U.S. taxpayer identification number is stated on line 6 (see instructions).
c	☐	The beneficial owner is not an individual, derives the item (or items) of income for which the treaty benefits are claimed, and, if applicable, meets the requirements of the treaty provision dealing with limitation on benefits (see instructions).
d	☐	The beneficial owner is not an individual, is claiming treaty benefits for dividends received from a foreign corporation or interest from a U.S. trade or business of a foreign corporation, and meets qualified resident status (see instructions).
e	☐	The beneficial owner is related to the person obligated to pay the income within the meaning of section 267(b) or 707(b), and will file Form 8833 if the amount subject to withholding received during a calendar year exceeds, in the aggregate, $500,000.
10	Special rates and conditions (if applicable — see instructions): The beneficial owner is claiming the provisions of Article of the treaty identified on line 9a above to claim a % rate of withholding on (specify type of income):

Explain the reasons the beneficial owner meets the terms of the treaty article:

 Part III         Notional Principal Contracts

11	☐	I have provided or will provide a statement that identifies those notional principal contracts from which the income is not effectively connected with the conduct of a trade or business in the United States. I agree to update this statement as required.

 Part IV         Certification

Under penalties of perjury, I declare that I have examined the information on this form and to the best of my knowledge and belief it is true, correct, and complete. I further certify under penalties of perjury that:

•	I am the beneficial owner (or am authorized to sign for the beneficial owner) of all the income to which this form relates,
•	The beneficial owner is not a U.S. person,
•	The income to which this form relates is not effectively connected with the conduct of a trade or business in the United States or is effectively connected but is not subject to tax under an income tax treaty, and
•	For broker transactions or barter exchanges, the beneficial owner is an exempt foreign person as defined in the instructions.
Furthermore, I authorize this form to be provided to any withholding agent that has control, receipt, or custody of the income of which I am the beneficial owner or any withholding agent that can disburse or make payments of the income of which I am the beneficial owner.

Sign Here -
	Signature of beneficial owner (or individual authorized to sign for beneficial owner)	Date (MM-DD-YYYY)	Capacity in which acting

For Paperwork Reduction Act Notice, see separate instructions.	Cat. No. 25047Z	Form W-8BEN (Rev. 12-2000)

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON SUBSTITUTE FORM W-9
What Name and Number to Give the Requester

Name
      If you are an individual, you must generally enter the name shown on your Social Security card. However, if you have changed your last name, for instance, due to marriage, without informing the Social Security Administration of the name change, enter your first name, the last name shown on your Social Security card, and your new last name. If the account is in joint names, list first and then circle the name of the person or entity whose number you enter in Part I of the form.
      Sole Proprietor — You must enter your individual name as shown on your Social Security card. You may enter your business, trade or “doing business as” name on the business name line.
      Limited Liability Company (LLC) — If you are a single-member LLC (including a foreign LLC with a domestic owner) that is disregarded as an entity separate from its owner under Treasury regulations § 301.7701-3, enter the owner’s name. Enter the LLC’s name on the business name line. A disregarded domestic entity that has a foreign owner must use the appropriate Form W-8.
      Other Entities — Enter the business name as shown on required federal income tax documents. This name should match the name shown on the charter or other legal document creating the entity. You may enter any business, trade or “doing business as” name on the business name line.

Taxpayer Identification Number (TIN)
      You must enter your taxpayer identification number in the appropriate box. If you are a resident alien and you do not have and are not eligible to get a Social Security number, your taxpayer identification number is your IRS individual identification number (ITIN). Enter it in the Social Security number box. If you do not have an individual taxpayer identification number, see How to Get a TIN below. If you are a sole proprietor and you have an employer identification number, you may enter either your Social Security number or employer identification number. However, using your employer identification number may result in unnecessary notices to the requester, and the IRS prefers that you use your Social Security number. If you are an LLC that is disregarded as an entity separate from its owner under Treasury regulations § 301.7701-3, and are owned by an individual, enter the owner’s Social Security number. If the owner of a disregarded LLC is a corporation, partnership, etc., enter the owner’s employer identification number. See the chart below for further clarification of name and TIN combinations.
      Social Security numbers (SSNs) have nine digits separated by two hyphens: i.e. 000-00-0000. Employer identification numbers (EINs) have nine digits separated by only one hyphen: i.e. 00-0000000.
      The table below will help determine the number to give the requester.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON SUBSTITUTE FORM W-9

For this type of account:		Give Name and SSN of:

l.	Individual	The individual
2.	Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account(l)
3.	Custodian account of a minor (Uniform Gift to Minors Act)	The minor(2)
4.	a. The usual revocable savings trust (grantor is also trustee)	The grantor-trustee(1)
	b. The so-called trust account that is not a legal or valid trust under state law	The actual owner(l)
5.	Sole proprietorship	The owner(3)

For this type of account:		Give Name and SSN of:

6.	A valid trust, estate or pension trust	Legal entity(4)
7.	Corporation	The corporation
8.	Association, club, religious, charitable, education or other tax-exempt organization	The organization
9.	Partnership	The partnership
10.	A broker or registered nominee	The broker or nominee
11.	Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity

(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has a Social Security number, that person’s number must be furnished.
(2)	Circle the minor’s name and furnish the minor’s Social Security number.
(3)	You must show your individual name, but you may also enter your business or “doing business as” name. You may use either your Social Security number or employer identification number (if you have one).
(4)	List first and circle the name of the legal trust, estate or pension trust. (Do not furnish the taxpayer identification number of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

NOTE:	If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

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GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON SUBSTITUTE FORM W-9

How to Get a TIN
If you do not have a taxpayer identification number, apply for one immediately. To apply for a Social Security number, get Form SS-5, Application for a Social Security Number Card, from your local Social Security Administration office. Get Form W-7 to apply for an individual taxpayer identification number or Form SS-4, Application for Employer Identification Number, to apply for an employer identification number. You can get Forms W-7 and SS-4 from the IRS.
If you do not have a taxpayer identification number, write “Applied For” in the space for the taxpayer identification number, sign and date the form, and give it to the requester. For interest and dividend payments and certain payments made with respect to readily tradable instruments, you will generally have 60 days to get a taxpayer identification number and give it to the requester before you are subject to backup withholding. Other payments are subject to backup withholding without regard to the 60-day rule, until you provide your taxpayer identification number.
Note: Writing “Applied For” means that you have already applied for a taxpayer identification number or that you intend to apply for one soon.
Exemption From Backup Withholding

Payees Exempt From Backup Withholding
Individuals (including sole proprietors) are NOT exempt from backup withholding.
For interest and dividends, the following payees are exempt from backup withholding:

•	A corporation.

•	A financial institution.

•	An organization exempt from tax under section 501 (a) of the Internal Revenue Code of 1986, as amended (the “Code”), an individual retirement account (IRA) or a custodial account under section 403 (b) (7) of the Code if the account satisfies the requirements of section 401 (f) (2) of the Code.

•	The United States or any of its agencies or instrumentalities.

•	A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities.

•	A foreign government or any of its political subdivisions, agencies or instrumentalities.

•	An international organization or any of its agencies or instrumentalities.

•	A dealer in securities or commodities required to register in the United States, the District of Columbia or a possession of the United States.

•	A real estate investment trust.

•	A common trust fund operated by a bank under section 584(a) of the Code.

•	An entity registered at all times during the tax year under the Investment Company Act of 1940.

•	A foreign central bank of issue.

•	A middleman known in the investment community as a nominee or who is listed in the most recent publication of the American Society of Corporate Secretaries, Inc., Nominee List.

•	A trust exempt from tax under section 664 of the Code or described in section 4947 of the Code.

Payments Exempt From Backup Withholding
Dividends and patronage dividends that are generally exempt from backup withholding include:

•	Payments to nonresident aliens subject to withholding under section 1441 of the Code.

•	Payments to partnerships not engaged in a trade of business in the United States and that have at least one nonresident alien partner.

•	Payments of patronage dividends not paid in money.

•	Payments made by certain foreign organizations.

•	Payments made by an ESOP pursuant to section 404(k) of the Code.
Interest payments that are generally exempt from backup with-holding include:

•	Payment of interest on obligations issued by individuals. Note, however, that such a payment may be subject to backup with-holding if this interest is $600 or more and is paid in the course of the payer’s trade or business, and you have not provided your correct taxpayer identification number or you have provided an incorrect taxpayer identification number to the payer.

•	Payment of tax-exempt interest (including exempt-interest dividends under section 852 of the Code).

•	Payment described in section 6049(b) (5) of the Code to nonresident aliens.

•	Payments on tax-free covenant bonds under section 1451 of the Code.

•	Payments made by certain foreign organizations.
Payments that are not subject to information reporting are also not subject to backup withholding. For details, see sections 6041, 6041 A, 6042, 6044, 6045, 6049, 6050A and 6050N of the Code, and their regulations.
If you are exempt from backup withholding, you should still complete and file Substitute Form W-9 to avoid possible erroneous backup withholding. Enter your correct taxpayer identification number in Part I, write “Exempt” in Part II, and sign and date the form and return it to the requester.
If you are a nonresident alien or a foreign entity not subject to backup withholding, give the requester a completed Form W-8, Certificate of Foreign Status.
Privacy Act Notice — Section 6109 of the Code requires you to give your correct taxpayer identification number to persons who must file information returns with the IRS to report interest, dividends and certain other income paid to you. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The IRS may also provide this information to the Department of Justice for civil and criminal litigation and to cities, states, and the District of Columbia to carry out their tax laws. You must provide your taxpayer identification number whether or not you are required to file a tax return. Payers must generally withhold 28.0% of taxable interest, dividends and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.
Penalties
(1) Failure to Furnish Taxpayer Identification Number. If you fail to furnish your correct taxpayer identification number to a requester, you are subject to a penalty of $50.00 for each such failure unless your failure is due to reasonable cause and not to willful neglect.
(2) Civil Penalty for False Information With Respect to Withholding. If you make a false statement with no reasonable basis which results in no backup withholding, you are subject to a $500.00 penalty.
(3) Criminal Penalty for Falsifying Information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.
FOR ADDITIONAL INFORMATION, CONTACT YOUR TAX CONSULTANT OR THE INTERNAL
REVENUE SERVICE

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